Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.                                                                                                                Press Release

For Immediate Release

GEORGE DIENIS PROMOTED TO SENIOR VICE PRESIDENT
AT OVERSEAS SHIPHOLDING GROUP

New York, NY – June 15, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that Captain George Dienis has been promoted to Senior Vice President of OSG and will assume responsibility for technical management of OSG’s international flag conventional crude oil tanker fleet along with his existing management of the product carrier fleet.  Since 2005, Captain Dienis has served as Managing Director and Chief Operating Officer of OSG Ship Management (GR) Ltd.  He will continue to report to Captain Ian T. Blackley, Head of International Shipping Operations.

Morten Arntzen, President and CEO said, “Captain Dienis has been at the helm of our Athens technical management office since the acquisition of Stelmar Shipping in 2005, where he has led a highly capable team of ship management professionals and overseen the expansion and modernization of our products fleet. His expanded role in conjunction with the transition of technical management of OSG’s crude oil tanker fleet to the Athens office is being recognized with this promotion.  I am confident that under his watch, OSG’s Athens office will excel at managing our large international flag crude and product fleet.”

Captain Dienis previously held numerous positions of increasing responsibility while working for Stelmar Shipping Ltd., rising through the ranks from port captain to Chief Operating Officer. Prior to Stelmar, Captain Dienis worked for the Niarchos Group for 20 years, achieving the level of Master Mariner on both tanker and dry cargo vessels.

Captain Dienis is the Company’s representative for the Hellenic Marine Environment Protection Association and Cyprus Marine Environment Protection Association, two of the largest organizations for the protection of the marine environment. He is a graduate of the National Marine Academy of Aspropyrgos, holds a Captain License Class A, and in 2005 received a diploma in ship management from Lloyd’s Maritime Academy.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact

John Collins, Vice President Investor Relations, OSG Ship Management, Inc., +1 212-578-1699.